EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact - (713) 585-2900
Investors - Steve Bender
Media - David R. Hansen

Westlake Chemical Partners LP Announces Second Quarter Earnings

•	Quarterly MLP distributable cash flow of $9.2 million

•	Increased quarterly cash distribution by $0.0081 (2.86%) to $0.2910 per unit, announced on July 29, 2015

•	Distribution coverage of 1.17x the declared distributions
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported second quarter 2015 net income attributable to the Partnership of $10.4 million, or $0.39 per limited partner unit, and MLP distributable cash flow of $9.2 million. Net sales at Westlake Chemical OpCo LP ("OpCo") for the period were $251.7 million. This represents an increase in net income of $1.9 million, or $0.08 per unit when compared to the first quarter of 2015. This increase was primarily driven by the acquisition in April 2015 of an additional 2.7% limited partner interest in OpCo.
OpCo's sales agreement with Westlake Chemical Corporation is designed to provide for stable and predictable cash flows. The sales agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical Corporation for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are pleased to report another successful quarter of operations for Westlake Partners. While we continue to operate in a lower ethylene price environment, the Partnership's sales contract with Westlake provides for stable margins and cash flows. Our planned 250 million pound expansion of our Petro 1 facility is targeted for completion in the first half of 2016. In May 2015 the Internal Revenue Service (IRS) issued proposed regulations that would have the effect of rescinding our Private Letter Ruling issued by the IRS two years ago. We believe they were correct when they issued our ruling and look forward to continuing our dialogue with the IRS and Treasury to help craft regulations that are fair and in the best interest of all stakeholders involved," said President and Chief Executive Officer Albert Chao.
On July 29, 2015, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, declared a quarterly distribution of $0.2910 per unit to be payable on August 27, 2015 to the unitholders of record on August 13, 2015. The MLP distributable cash flow provided coverage of 1.17x the declared distributions.

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The statements in this release and the related teleconference relating to matters that are not historical facts, but forward-looking statements could be adversely affected by, among other things, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of electricity; changes in prevailing economic conditions; actions of third parties; unanticipated ground, grade or water conditions; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; late delivery of raw materials; difficulty collecting receivables; inability of our customers to take delivery; changes in the price and availability of transportation; fires, explosions or other accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 9, 2015.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This news release includes the term MLP distributable cash flow, which is a non-GAAP financial measure, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow attributable to periods subsequent to the date of our initial public offering less distributable cash flow attributable to Westlake Chemical Corporation's noncontrolling interest in Westlake Chemical OpCo LP. Because MLP distributable cash flow may be defined differently by other companies in our industry, our definition of MLP distributable cash flow may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop facilities for the processing of natural gas liquids as well as other qualifying activities. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com/.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' second quarter 2015 results will be held Tuesday, August 4, 2015 at 12:00 p.m. Eastern Time (11:00 a.m. Central Time). To access the conference call, dial (855) 638-4814 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 82625222.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Friday, August 14, 2015. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 82625222.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/n495uo9a/lan/en and the earnings release can be obtained via the Partnership's web page at: http://westlakepartners.investorroom.com/news-events.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(Unaudited)

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$204,669	$413,582
Net co-product, ethylene and other sales—third parties	47,036	96,514
Total net sales	251,705	510,096
Cost of sales	157,177	319,341
Gross profit	94,528	190,755
Selling, general and administrative expenses	5,995	11,995
Income from operations	88,533	178,760
Other income (expense)
Interest expense	(1,364)	(2,740)
Other income, net	33	38
Income before income taxes	87,202	176,058
(Benefit from) provision for income taxes	(41)	426
Net income	87,243	175,632
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	76,800	156,689
Net income attributable to Westlake Partners	$10,443	$18,943

Quarterly distribution declared per unit	$0.2910	$0.5739

MLP distributable cash flow	$9,235	$18,196

Distribution declared
Limited partner units—public	$3,765	$7,425
Limited partner units—Westlake	4,109	8,104
Incentive distribution rights	—	—
Total distribution declared	$7,874	$15,529
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(1)	No comparative periods are presented as the Westlake Partners' initial public offering was on August 4, 2014.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2015	December 31, 2014

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$137,291	$133,750
Accounts receivable, net—Westlake	35,882	18,529
Accounts receivable, net—third parties	22,075	37,520
Inventories	3,856	6,634
Prepaid expenses and other current assets	30	212
Total current assets	199,134	196,645
Property, plant and equipment, net	914,270	842,057
Other assets, net	50,018	57,733
Total assets	$1,163,422	$1,096,435

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$54,397	$31,984
Long-term debt payable to Westlake	280,992	227,638
Other liabilities	1,649	1,863
Total liabilities	337,038	261,485
Common unitholders—public	292,216	290,377
Common unitholder—Westlake	4,242	4,038
Subordinated unitholder—Westlake	37,484	35,681
General partner—Westlake	(242,572)	(242,572)
Total Westlake Chemical Partners LP partners' capital	91,370	87,524
Noncontrolling interest in OpCo	735,014	747,426
Total equity	826,384	834,950
Total liabilities and equity	$1,163,422	$1,096,435

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENT OF CASH FLOWS (1)
(Unaudited)

Six Months Ended June 30, 2015

(In thousands of dollars)
Cash flows from operating activities
Net income	$175,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,195
Other balance sheet changes	14,072
Net cash provided by operating activities	229,899
Cash flows from investing activities
Additions to property, plant and equipment	(95,514)
Net cash used for investing activities	(95,514)
Cash flows from financing activities
Proceeds from debt payable to Westlake	188,695
Repayment of debt payable to Westlake	(135,341)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(169,101)
Quarterly distributions to unitholders	(15,097)
Net cash used for financing activities	(130,844)
Net increase in cash and cash equivalents	3,541
Cash and cash equivalents at beginning of period	133,750
Cash and cash equivalents at end of period	$137,291
_____________

(1)	No comparative period is presented as the Westlake Partners' initial public offering was on August 4, 2014.

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATIONS OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31, 2015	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015

	(In thousands of dollars)
MLP distributable cash flow	$8,961	$9,235	$18,196
Add:
Distributable cash flow attributable to noncontrolling interests in OpCo	83,824	68,908	152,732
Maintenance capital expenditures	8,286	22,515	30,801
Contribution to turnaround reserves	7,121	6,977	14,098
Less:
Depreciation and amortization	(19,803)	(20,392)	(40,195)
Net income for the period	88,389	87,243	175,632
Depreciation and amortization	19,803	20,392	40,195
Other balance sheet changes	5,043	9,029	14,072
Net cash provided by operating activities	$113,235	$116,664	$229,899

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